As filed with the Securities and Exchange Commission on October 20, 2010

Registration No. 333-169796

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

To

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Mecox Lane Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	5961	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

22nd Floor, Gems Tower, Building 20

No. 487, Tianlin Road

Shanghai 200233

People’s Republic of China

(86-21) 6495 0500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 664-1666

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David T. Zhang, Esq. Latham & Watkins 41st Floor, One Exchange Square 8 Connaught Place, Central Hong Kong (852) 2912-2503	Z. Julie Gao, Esq. Alec Tracy, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen’s Road, Central Hong Kong (852) 3740-4700

Approximate date of commencement of proposed sale to the public:    as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per ordinary share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)
Ordinary shares, par value $0.0001 per share	94,530,002	$1.4286	$135,042,860	$9,630

(1)	American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-169842). Each American depositary share represents seven ordinary shares.
(2)	Includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(4)	Previously paid to the Commission.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

The sole purpose of this amendment is to amend the exhibit index and to file Exhibit 1.1 and Exhibit 4.2 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, fraud, neglect or default.

Pursuant to indemnification agreements, the forms of which are filed as Exhibits 10.4 and 10.5 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities (including options to acquire our ordinary shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act because (i) the offers and sales were made in offshore transactions and no directed selling efforts were made in the United States, and (ii) there was no substantial U.S. market interest in our equity securities when they were offered or sold. The relevant terms used above have the meanings defined in Regulation S.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration in U.S. Dollars	Underwriting Discount and Commission
First Flite Holdings Co., Ltd.	April 11, 2007	32,777,250 ordinary shares	15,799	n/a

Yi Xu, Miao Li, Yu Sheng, Yan Yin, Yuling Wang, Willy Yili Wu, Qian Yuan, Yiqun Yang and HiVentures Holdings Co., Ltd.	December 28, 2007	6,518,792 ordinary shares	633,071	n/a

Yu Sheng	June 24, 2008	1,070,527 ordinary shares	32,011	n/a

HiVentures Holdings Co., Ltd.	June 24, 2008	3,849,261 ordinary shares	556,988	n/a

On January 8, 2008, February 19, 2009 and July 1, 2009, we granted options to purchase 34,750,000, 26,675,037 and 19,235,617 ordinary shares of our company to our directors, officers and employees.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, People’s Republic of China, on October 20, 2010.

MECOX LANE LIMITED

By:	/s/ Alfred Beichun Gu
Name:	Alfred Beichun Gu
Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ * Name: Neil Nanpeng Shen	Chairman of the Board	October 20, 2010

/s/ Alfred Beichun Gu Name: Alfred Beichun Gu	Director and Chief Executive Officer (principal executive officer)	October 20, 2010

/s/ Paul Bang Zhang Name: Paul Bang Zhang	Chief Financial Officer (principal financial and accounting officer)	October 20, 2010

/s/ * Name: Kelvin Kenling Yu	Director	October 20, 2010

/s/ * Name: Jimmy Chik Keung Wong	Director	October 20, 2010

/s/ * Name: John J. Ying	Director	October 20, 2010

/s/ * Name: Donald J. Puglisi Title: Managing Director Puglisi & Associates	Authorized U.S. Representative	October 20, 2010

*By:	/s/ Alfred Beichun Gu
Name: Alfred Beichun Gu Attorney-in-Fact

MECOX LANE LIMITED

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement.

3.1 **	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect.

3.2 **	Amended and Restated Memorandum and Articles of Association of the Registrant, to be effective upon the completion of this offering.

4.1 ***	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3).

4.2	Registrant’s Specimen Certificate for ordinary shares.

4.3 ***	Form of Deposit Agreement among the Registrant, the depositary and holder of the American Depositary Receipts.

4.4 **	Fourth Amended and Restated Registration Rights Agreement, dated as of October 1, 2010, among the Registrant and certain investors of the Registrant listed thereunder.

5.1 **	Opinion of Maples and Calder regarding the validity of the ordinary shares being registered.

8.1 **	Opinion of Latham & Watkins regarding certain U.S. tax matters.

10.1 **	2006 Stock Option Plan.

10.2 **	2008 Stock Option Plan.

10.3 **	2011 Share Incentive Plan.

10.4 **	Form of Indemnification Agreement with the Registrant’s directors.

10.5 **	Forms of Employment Agreement with the Registrant’ senior executives.

10.6 **	Supplementary Service Agreement, dated as of December 28, 2007, between the Registrant and Mr. Alfred Beichun Gu, as amended on September 16, 2010.

10.7 **	English Translation of Form of Employee Confidentiality Agreement with the Registrant’s senior executives.

10.8 **	English Translation of Form of Non-Competition Agreement with the Registrant’s senior executives.

10.9 **	Shareholders Agreement, dated as of December 8, 2008, among the Registrant, Rampage China Limited and Iconix China Limited.

10.10 **	Amendment Agreement to the Shareholders Agreement, dated as of December 12, 2009, among the Registrant, Rampage China Limited and Iconix China Limited.

10.11 **	Trademark Assignment Agreement, dated as of April 8, 2009, between Rampage China Limited and Iconix China Limited.

10.12 **	Omnibus Assignment, Assumption and Accession Agreement, dated as of February 28, 2010, among the Registrant, Rampage China Limited, Iconix China Limited and ICL-Rampage Limited.

10.13 **	Consent Letter, dated as of May 12, 2010, jointly issued by Iconix China Limited and ICL-Rampage Limited.

10.14 **	Equity Financing Agreement, dated as of June 16, 2008, among the Registrant, HiVentures Holding Co., Ltd., and Mr. Shiqin Zhao.

10.15 **	Loan Agreements among Shanghai Mecox Lane Information Technology Co., Ltd., Mai Wang Trading (Shanghai) Co., Ltd. and shareholders of Shanghai Mecox Lane Information Technology Co., Ltd, with a schedule providing the details that are different in each such Loan Agreement.

Exhibit Number	Description of Document

10.16 **	Promissory Notes issued by shareholders of Shanghai Mecox Lane Information Technology Co., Ltd, with a schedule providing the details that are different in each such Promissory Note.

10.17 **	Exclusive Purchase Option Agreements among Shanghai Mecox Lane Information Technology Co., Ltd., Mai Wang Trading (Shanghai) Co., Ltd. and shareholders of Shanghai Mecox Lane Information Technology Co., Ltd, with a schedule providing the details that are different in each such Exclusive Purchase Option Agreement.

10.18 **	Powers of Attorney issued by shareholders of Shanghai Mecox Lane Information Technology Co., Ltd, with a schedule providing the details that are different in each such Power of Attorney.

10.19 **	Exclusive Business Cooperation Agreement, dated as of August 15, 2006, between Shanghai Mecox Lane Information Technology Co., Ltd. and M18.com Network Information (Shanghai) Co., Ltd. (the former name of Mai Wang Trading (Shanghai) Co. Ltd.)

10.20 **	Equity Pledge Agreements among Shanghai Mecox Lane Information Technology Co., Ltd., Mai Wang Trading (Shanghai) Co., Ltd. and shareholders of Shanghai Mecox Lane Information Technology Co., Ltd, with a schedule providing the details that are different in each such Equity Pledge Agreement.

10.21 **	Tax Indemnity Letters issued by Shanghai Mecox Lane Information Technology Co., Ltd, with a schedule providing the details that are different in each such Tax Indemnity Letter.

10.22 **	Memorandum of Understanding and Certification jointly issued by the then shareholders of Shanghai Mecox Lane Information Technology Co., Ltd.

10.23 **	Loan Agreements among Shanghai Mecox Lane Shopping Co., Ltd., Mai Wang Trading (Shanghai) Co., Ltd. and shareholders of Shanghai Mecox Lane Shopping Co., Ltd, with a schedule providing the details that are different in each such Loan Agreement.

10.24 **	Promissory Notes issued by shareholders of Shanghai Mecox Lane Shopping Co., Ltd, with a schedule providing the details that are different in each such Promissory Note.

10.25 **	Exclusive Purchase Option Agreements among Shanghai Mecox Lane Shopping Co., Ltd., Mai Wang Trading (Shanghai) Co., Ltd. and shareholders of Shanghai Mecox Lane Shopping Co., Ltd, with a schedule providing the details that are different in each such Exclusive Purchase Option Agreement.

10.26 **	Powers of Attorney issued by shareholders of Shanghai Mecox Lane Shopping Co., Ltd, with a schedule providing the details that are different in each such Power of Attorney.

10.27 **	Exclusive Business Cooperation Agreement, dated as of August 20, 2007, between Shanghai Mecox Lane Shopping Co., Ltd. and Mai Wang Trading (Shanghai) Co., Ltd.

10.28 **	Equity Pledge Agreements among Shanghai Mecox Lane Shopping Co., Ltd., Mai Wang Trading (Shanghai) Co., Ltd. and shareholders of Shanghai Mecox Lane Shopping Co., Ltd, with a schedule providing the details that are different in each such Equity Pledge Agreement.

10.29 **	Tax Indemnity Letters jointly issued by Shanghai Mecox Lane Shopping Co., Ltd. and Mai Wang Trading (Shanghai) Co., Ltd, with a schedule providing the details that are different in each such Tax Indemnity Letter.

10.30 **	Memorandum of Understanding and Certification jointly issued by the then shareholders of Shanghai Mecox Lane Shopping Co., Ltd.

10.31 **	Loan Agreements among Shanghai Rampage Shopping Co., Ltd., Rampage Trading (Shanghai) Co., Ltd. and shareholders of Shanghai Rampage Shopping Co., Ltd, with a schedule providing the details that are different in each such Loan Agreement.

10.32 **	Exclusive Business Cooperation Agreement, dated as of May 18, 2010, between Shanghai Rampage Shopping Co., Ltd. and Rampage Trading (Shanghai) Co., Ltd.

Exhibit Number	Description of Document

10.33 **	Equity Pledge Agreements among Shanghai Rampage Shopping Co., Ltd., Rampage Trading (Shanghai) Co., Ltd. and shareholders of Shanghai Rampage Shopping Co., Ltd, with a schedule providing the details that are different in each such Equity Pledge Agreement.

10.34 **	Exclusive Purchase Option Agreements among Shanghai Rampage Shopping Co., Ltd., Rampage Trading (Shanghai) Co., Ltd. and shareholders of Shanghai Rampage Shopping Co., Ltd, with a schedule providing the details that are different in each such Exclusive Purchase Option Agreement.

10.35 **	Powers of Attorney issued by shareholders of Shanghai Rampage Shopping Co., Ltd, with a schedule providing the details that are different in each such Power of Attorney.

10.36 **	Tax Indemnity Letters issued by Shanghai Rampage Shopping Co., Ltd, with a schedule providing the details that are different in each such Tax Indemnity Letter.

10.37 **	Form of License to Use Trademark between the Registrant and its VIEs.

10.38 **	English Translation of Form of License to Use Trademark between the Registrant and its VIEs.

10.39 **	English Translation of Form of Supplemental Agreements to the License to Use Trademark between the Registrant and its VIEs

10.40 **	English Translation of Trademark License Agreement, dated as of October 14, 2007, between Shanghai Mecox Lane Information Technology Co., Ltd. and Mr. Yili Wu.

10.41 **	English Translation of Form of Network Advertisement Distributing Contracts between Shanghai Mecox Lane Information Technology Co., Ltd. and Shanghai Allyes Advertising Co., Ltd.

10.42 **	English Translation of Lease Contract, dated as of November 22, 2005, between Shanghai Mecox Lane International Mailorder Co., Ltd. and Shanghai Jiang Chang Cloth Arts and Crafts Co., Ltd.

10.43 **	English Translation of Shanghai House Lease Contract between Shanghai Mecox Lane Information Technology Co., Ltd. and Shanghai Liming Auxiliary Co., Ltd.

10.44 **	English Translation of Building Extension and Lease Agreement, dated as of February 28, 2008, between Shanghai Mecox Lane International Mailorder Co., Ltd. and Shanghai Jiang Chang Cloth Arts and Crafts Co., Ltd.

10.45 **	English Translation of Shanghai House Lease Contract, dated as of December 18, 2008, between Shanghai Mecox Lane Information Technology Co., Ltd. and Shanghai Liming Auxiliary Co., Ltd.

10.46 **	English Translation of Lease Contract, dated as of August 17, 2009, between Shanghai Mecox Lane Information Technology Co., Ltd. and Shanghai New Cogi Cosmetic Co., Ltd.

10.47 **	English Translation of Form of Lease Contracts for Normal Building of Shanghai Chinalong Industrial Town.

10.48 **	English Translation of Form of House Lease Contracts with Shanghai Caohejing Hi-Tech Park Development Co., Ltd.

10.49 **	English Translation of Form of Lease Contracts between Shanghai Mecox Lane International Mailorder Co., Ltd. and Shanghai Hexiang Information Technology Co., Ltd.

Exhibit Number	Description of Document

10.50 **	English Translation of Lease Contract, dated as of April 22, 2010, between Shanghai Mecox Lane International Mailorder Co., Ltd. and Beijing Bailiwei Technology Development Co., Ltd.

10.51 **	English Translation of Lease Contract, dated as of April 30, 2010, between Shanghai Mecox Lane International Mailorder Co., Ltd. and Shijidazhi Real Estate Consulting Service Department of Fanyu District of Guangzhou.

10.52 **	English Translation of Lease Contract between Shanghai Mecox Lane International Mailorder Co., Ltd. and Chengdu Da Ji Long Teng Freight Co., Ltd.

10.53 **	English Translation of Lease Contract, dated as of July 15, 2010, between Shanghai Mecox Lane International Mailorder Co., Ltd. and Beijing Bailiwei Technology Development Co., Ltd.

21.1 **	Subsidiaries of the Registrant.

23.1 **	Consent of Deloitte Touche Tohmatsu CPA Ltd., an Independent Registered Public Accounting Firm.

23.2 **	Consent of Maples and Calder (included in Exhibit 5.1).

23.3 **	Consent of Latham & Watkins (included in Exhibit 8.1).

23.4 **	Consent of King & Wood (included in Exhibit 99.2).

23.5 **	Consent of Frost & Sullivan.

23.6 **	Consent of iResearch Consulting Group.

23.7 **	Consent of Anthony Kai Yiu Lo, an independent director appointee.

23.8 **	Consent of David Jian Sun, an independent director appointee.

24.1 **	Powers of Attorney (included on signature page).

99.1 **	Code of Business Conduct and Ethics of the Registrant.

99.2 **	Opinion of King & Wood.

**	Previously filed.
***	Incorporated by reference to the Registration Statement on Form F-6 (File No. 333-169842) filed with the Securities and Exchange Commission with respect to American depositary shares representing our ordinary shares.